UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2002

CRAY INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	0-26820 (Commission File Number)	93-0962605 (I.R.S. Employer Identification No.)

411 First Avenue South, Suite 600
Seattle, WA 98104-2860
(Address of principal executive offices)

     Registrant’s telephone number, including area code:      (206) 701-2000

     Registrant’s facsimile number, including area code:        (206) 701-2500

None
(Former name or former address, if changed since last report)

Item 5. Other Events.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 4.4
EXHIBIT 4.5
EXHIBIT 5.1
EXHIBIT 10.1

Item 5. Other Events.

Amendment to 5% Convertible Subordinated Debentures

     In November, 2001, in a private placement under the Securities Act of 1933, as amended, we sold to six accredited investors (i) 5% convertible subordinated debentures in the aggregate original principal amount of $9,300,000, convertible into shares of our common stock (the “Debentures”) and (ii) common stock purchase warrants for an aggregate of 367,590 shares of our common stock at an initial exercise price of $4.4275 per share, subject to adjustment, exercisable until November 6, 2004.

     On August 29, 2002, we entered into an amendment with the holders of the Debentures, which provided as follows:

     •     the right of the holders to convert the Debentures into common stock at a floating conversion price based on an average market price of our common stock prior to conversion was deleted; and

     •     we shall have the right to redeem the Debentures at 110% of outstanding principal plus accrued interest if the volume weighted average prices of our common stock for each of any 20 consecutive trading days exceeds $6.00 per share, subject to adjustment for stock splits, combinations and similar transactions.

     As a result of deletion of the floating conversion price, the Debentures may be converted into shares of our common stock at the option of the holders only at the fixed conversion price, which remains unchanged at $2.35 per share, subject to adjustment for stock splits, combinations and similar transactions.

New Financing

     On September 3, 2002, we received $10,000,000 from nine purchasers in return for 2,941,176 shares of our common stock and four-year warrants to purchase an aggregate of 294,117 shares of common stock at an exercise price of $4.50 per share. We estimate that the net proceeds from this transaction will be approximately $9,275,000. We expect to use the net proceeds for working capital and general corporate purposes.

     We sold these shares of common stock and warrants under our shelf registration statement on Form S-3 (No. 333-89134), as supplemented (the “Registration Statement”), directly to the purchasers in a privately-negotiated transaction in which no party acted as underwriter. The purchasers in this transaction were: Riverview Group, LLC; Omicron Partners, LP; Laterman & Co.; Forevergreen Partners; Clarion Capital Corporation; Clarion Partners, L.P.; Clarion Offshore Fund, Ltd.; Dynamic Equity Hedge Fund; and Guarantee & Trust Co. TTEE FBO Morton A. Cohen GTC IRA SEP.

     We are filing a legal opinion regarding the validity of the shares and warrants sold to the purchasers as Exhibit 5.1 to the Registration Statement.

FACTORS THAT COULD AFFECT FUTURE RESULTS

     The following factors should be considered in evaluating our business, operations and prospects and may affect our future results and financial condition.

OUR INABILITY TO OVERCOME THE TECHNICAL CHALLENGES OF COMPLETING THE DEVELOPMENT OF OUR SYSTEMS COULD CAUSE OUR BUSINESS TO FAIL. We expect that our success in the remainder of 2002 and following years will depend largely upon completing the development of the Cray X1 system. Our development efforts are lengthy and technically challenging processes, and require a significant investment of capital, engineering and other resources. Delays in completing the design of the hardware components or software of these systems or in integrating the full systems would make it difficult for us to develop and market these systems. We are dependent on our vendors to manufacture components for our systems, and few companies can meet our design requirements. If our vendors are unable to manufacture our components to our design specifications on a timely basis, the completion of our products will be delayed. During the development process we have had, and in the future we may have, to redesign components because of previously unforeseen design flaws. We also may find flaws in our system software, which require correction. Redesign work may be costly and cause delays in the development of these systems, and could make it more difficult for these systems to be successful as commercial products.

LACK OF CUSTOMER ORDERS FOR OUR EXISTING PRODUCTS AND OUR INABILITY TO SELL OUR PRODUCTS AT EXPECTED PRICES WOULD LIMIT OUR REVENUE AND OUR ABILITY TO BE PROFITABLE. We will depend on sales of our current products — the Cray SV1ex series, T3E systems, Cray SX-6 and cluster systems — for significant product revenue in 2002. To obtain these sales, we need to assure our customers of product performance and cost effectiveness and overcome market difficulties applicable to each system. Most of our potential customers already own or lease very high-performance computer systems. Some of our competitors may offer trade-in allowances or substantial discounts to potential customers, and we may not be able to match these sales incentives. We may be required to provide discounts to make sales or to provide lease financing for our products, which would result in a deferral of our receipt of cash for these systems. These developments would limit our revenue and resources and would reduce our ability to be profitable.

LACK OF SALES OF THE SX-6 SYSTEM COULD DECREASE OUR REVENUE AND DELAY PROFITABILITY. Cray SX-6 systems from Japan first became available for delivery in North America in the first quarter of 2002, which has delayed our sales efforts. These sales would be adversely affected if NEC does not develop a follow-on product to the SX-6. Supercomputers from Japan have not been available for sale in the United States since 1997, and there is reluctance among traditional customers, such as governmental agencies and research organizations and industrial users, to purchase supercomputers from non-U.S. sources. In addition, we must appropriately place the

SX-6 system within our own product line to avoid customer and market confusion. If we do not obtain certain volumes of sales of Cray SX-6 systems through March 2003, NEC could terminate the right to our North American exclusive distribution rights for this product. Competing successfully with NEC with respect to sales of the SX-6 system outside of North America is difficult primarily due to price pressure.

WE MAY NOT BE SUCCESSFUL IN CONTRACTING TO PROVIDE OUR PROFESSIONAL SERVICES, WHICH WOULD DECREASE REVENUE AND AFFECT PROFITABILITY. Our entry into the professional services market is new. We will be using our employees with subject matter expertise, led by experienced professional services leaders we have recently hired, to staff professional services projects on a project-by-project basis. We need to refine our approach and develop methodologies that change the way we have conducted business in the past. We compete with companies with larger staffs and more experience in the marketing and provision of professional services. For these reasons our entry into the professional services market may not be successful.

LACK OF SALES OF CLUSTER SYSTEMS WOULD REDUCE OUR REVENUE AND DELAY PROFITABILITY. We expect that sales of cluster systems will begin in the second half of 2002. There are many competitive cluster solutions, and pressure on margins is severe. We expect to compete based on increasingly differentiated software, pre-sales integration services, our reputation for excellent post-sales maintenance and support services and our professional services assisting cluster customers finding solutions for their problems. If we cannot develop commercially acceptable software solutions or our services are not sufficiently well-received, then we will have difficulty selling cluster solutions at prices that generate appropriate margins.

GENERAL ECONOMIC AND MARKET CONDITIONS COULD DECREASE OUR REVENUE, INCREASE OUR NEED FOR CASH AND DELAY PROFITABILITY. While much of our business is related to the government sector, which is less affected by short-term economic cycles, a slow-down in the overall U.S. and global economy and resultant decreases in capital expenditures has affected sales to our industrial customers and may continue to do so. Cancellations or delays in purchases would decrease our revenue, increase our need for working capital and delay profitability.

LACK OF GOVERNMENT SUPPORT FOR SUPERCOMPUTER SYSTEMS WOULD INCREASE OUR CAPITAL REQUIREMENTS AND DECREASE OUR ABILITY TO CONDUCT RESEARCH AND DEVELOPMENT. We have targeted U.S. and foreign government agencies and research laboratories as important sales prospects for all of our products. A few of these agencies fund a portion of our development efforts. The U.S. government historically has facilitated the development of, and has constituted a market for, new and enhanced very high-performance computer systems. The failure of U.S. and foreign government agencies to continue to fund these development efforts, due to lack of funding, change of priorities or for any other reason, or continued delays in funding, would cause us to increase our need for capital and reduce our research and development expenditures.

PROPOSALS AND PURCHASES BASED ON THEORETICAL PEAK PERFORMANCE REDUCE OUR ABILITY TO MARKET OUR SYSTEMS. Our high-

performance systems are designed to provide high actual sustained performance on difficult computational problems. Many of our competitors offer systems with higher theoretical peak performance numbers, although their actual sustained performance frequently is a small fraction of their theoretical peak performance. Nevertheless, many requests for proposals, primarily from governmental agencies in the U.S. and elsewhere, have criteria based on theoretical peak performance. Until these criteria are changed, we are foreclosed from bidding or proposing our systems on such proposals, which will limit our revenue potential.

IF THE U.S. GOVERNMENT PURCHASES FEWER SUPERCOMPUTERS, OUR REVENUE WOULD BE REDUCED. Historically, sales to the U.S. government and customers primarily serving the U.S. government have been a significant market for supercomputers. In the twelve months ended December 31, 2001, approximately 85% of our product revenue was derived from sales to various agencies and departments of the U.S. government. In the six months ended June 30, 2002, approximately 50% of our product revenue was derived from sales to various agencies and departments of the U.S. government. Sales to the U.S. government may be affected by factors outside our control, such as changes in procurement policies and budget considerations. If the U.S. government were to stop or reduce its use and purchases of supercomputers, our revenue would be reduced.

OUR RELIANCE ON THIRD-PARTY SUPPLIERS POSES SIGNIFICANT RISKS TO OUR BUSINESS AND PROSPECTS. We subcontract the manufacture of substantially all of our hardware components for all of our products, including integrated circuits, printed circuit boards, flex circuits and power supplies, on a sole or limited source basis to third-party suppliers. We also use a contract manufacturer to assemble our SV1ex and T3E components, and plan to do so for our Cray X1 and MTA-2 systems also. We are exposed to substantial risks because of our reliance on these and other limited or sole source suppliers. For example:

•	if a reduction or an interruption of supply of our components occurred, it could take us a considerable period of time to identify and qualify alternative suppliers to redesign our products as necessary and to begin manufacture of the redesigned components;

•	if we were ever unable to locate a supplier for a component, we would be unable to assemble and deliver our products;

•	one or more suppliers may make strategic changes in their product lines, which may result in the delay or suspension of manufacture of our components or systems; and

•	some of our key suppliers are small companies with limited financial and other resources, and consequently may be more likely to experience financial difficulties than larger, well-established companies.

We have experienced delays in obtaining circuit boards, integrated circuits and flex circuits on a timely basis from our suppliers, which have resulted in delays in the development of our products.

OUR QUARTERLY PERFORMANCE MAY VARY SIGNIFICANTLY AND COULD CAUSE OUR STOCK PRICE TO BE VOLATILE. One or a few system sales may account for a substantial percentage of our quarterly and annual revenue. This is due to the high average sales price of our products, particularly the Cray T3E system, and the expected high average sales prices for our Cray X1, MTA-2 and SX-6 systems, and the timing of purchase orders and product acceptances. Because a number of our prospective customers receive funding from the U.S. or foreign governments, the timing of orders from such customers may be subject to the appropriation and funding schedules of the relevant government agencies. The timing of orders and shipments also could be affected by other events outside our control, such as:

•	changes in levels of customer capital spending;

•	the introduction or announcement of competitive products;

•	the availability of components;

•	timing of the receipt of necessary export licenses; or

•	currency fluctuations and international conflicts or economic crises.

Because of these factors, revenue, net income or loss and cash flow are likely to fluctuate significantly from quarter to quarter.

ADDITIONAL FINANCINGS MAY BE DILUTIVE TO EXISTING SHAREHOLDERS. Over the next twelve months our significant cash requirements relate to operational expenses, primarily for personnel, inventory and third-party engineering services, and acquisition of capital goods. We expect to have positive cash flow from our anticipated product sales, professional services, maintenance services and government funding of research and development expenses over the next twelve months. At any time, given the high average selling price of our products, our cash position is impacted by the timing of product sales, receipt of prepaid maintenance and receipt of government funding of research and development activities. Delays in the development of the Cray X1 system may require additional capital earlier than planned. While we believe our cash resources will be adequate for the next twelve months, we may need to raise additional equity and/or debt capital if we experience lower than anticipated product sales due to delays in product availability, general economic conditions and/or failure to receive sufficient governmental support for our products and research activities. In addition, we may raise additional funds to enhance our working capital position. Financings may not be available to us when needed or, if available, may not be available on satisfactory terms and may be dilutive to our shareholders.

OUR UNCERTAIN PROSPECTS FOR EARNINGS COULD CAUSE OUR STOCK PRICE TO DECLINE. While we have had a substantial increase in revenue with the acquisition of the business operations of Cray Research at the end of March 2000, and have had three profitable quarters since that acquisition, whether we will achieve earnings on a consistent basis will depend on a number of factors, including:

•	our ability to market and sell the Cray SV1ex, T3E, SX-6 and cluster systems, engage professional services clients and complete the development of the Cray X1system;

•	the level of revenue in any given period;

•	the cost of servicing the T90 installed base;

•	the terms and conditions of sale or lease for our products; and

•	our expense levels, particularly for research and development and manufacturing and service costs.

FAILURE TO OBTAIN RENEWAL OF MAINTENANCE SERVICE CONTRACTS WILL REDUCE OUR REVENUE AND EARNINGS. High-performance computer systems are typically sold with maintenance service contracts. These contracts generally are for annual periods, although some are for multi-year periods. In 2000 and 2001, we performed maintenance services under existing SGI maintenance contracts as a subcontractor to SGI; we now have been successful in having practically all of these contracts assigned to us. As these contracts expire, however, we need to sell new maintenance service contracts to these customers. Revenue from maintenance service contracts has declined from approximately $125 million in 1999 to approximately $83 million in 2001 and approximately $68 million in 2002 and is expected to further decline until we develop, sell and install new products. If customers do not renew their maintenance service contracts with us, our revenue and earnings will be reduced.

THE ABSENCE OF THIRD-PARTY APPLICATION SOFTWARE COULD MAKE IT MORE DIFFICULT FOR US TO SELL OUR SYSTEMS TO COMMERCIAL CUSTOMERS. To make sales in the automotive, aerospace, chemistry and other engineering and commercial markets, we must be able to attract independent software vendors to port their software application programs so that they will run on our systems. The relatively low volume of supercomputer sales makes it difficult for us to attract these vendors. We also modify and rewrite third-party software applications to run on our systems and so facilitate the expansion of our potential markets. There can be no assurance that we will be able to induce independent software vendors to rewrite their applications, or that we will successfully rewrite third-party applications for use on our systems.

FAILURE TO OBTAIN CREDIT FACILITIES MAY RESTRICT OUR OPERATIONS. While we have obtained a $15 million secured credit facility based on domestic accounts receivables and maintenance revenue, we are seeking additional credit facilities of up to approximately $4 million, such as bank lines of credit, vendor credit and capitalized equipment lease lines. The absence of a consistent record of revenue and earnings makes obtaining such facilities more difficult; if we obtain such facilities, they may have high interest rates, contain restrictions on our operations and require security. Failure to obtain such credit facilities may limit our planned operations and our ability to acquire needed infrastructure and other capital items would reduce or eliminate our cash reserves and increase our need for capital.

THE COST OF SERVICE OF THE T90 INSTALLED BASE WILL REDUCE OUR EARNINGS. Some of the components in the T90 vector computers have an unusually high failure rate. The cost of servicing the T90 computers exceeds the related service revenue. We are continuing to take action that commenced before the acquisition to address this problem, and have recorded a warranty reserve, with a balance of $8.5 million as of June 30, 2002, to provide for anticipated future losses on the T90 maintenance service contracts.

IF WE ARE NOT ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE, OUR PRODUCTS WILL NOT BE COMPETITIVE. Our market is characterized by rapidly changing technology, accelerated product obsolescence and continuously evolving industry standards. Our success will depend upon our ability to sell our current products, to complete development of the X1 and MTA-2 systems and to develop successor systems in the future. We will need to introduce new products and features in a timely manner to meet evolving customer requirements. We may not succeed in these efforts. Even if we succeed, products or technologies developed by others may render our products or technologies noncompetitive or obsolete. If we incur delays in developing our products or if such products do not gain broad market acceptance or become obsolete, our ability to develop and market our products will be reduced.

IF WE CANNOT ATTRACT, RETAIN AND MOTIVATE KEY PERSONNEL, WE MAY BE UNABLE TO IMPLEMENT EFFECTIVELY OUR BUSINESS PLAN. Our success also depends in large part upon our ability to attract, retain and motivate highly skilled management, technical and marketing and sales personnel. Competition for highly skilled management, technical, marketing and sales personnel is intense, and we may not be successful in attracting and retaining such personnel. We have no employment contracts with any of our employees.

A SUBSTANTIAL NUMBER OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE AND COULD DEPRESS MARKET PRICES OF OUR STOCK AND HINDER OUR ABILITY TO OBTAIN ADDITIONAL FINANCING. Sale of a substantial number of our shares of common stock in the public market or the prospect of sales could cause the market price of our common stock to decline. As of September 3, 2002, we had outstanding:

•	51,279,802 shares of common stock;

•	3,125,000 shares of Series A preferred stock convertible into 3,136,763 shares of common stock;

•	warrants to purchase 9,230,873 shares of common stock;

•	debentures convertible into 3,957,448 shares; and

•	stock options to purchase an aggregate of 11,585,958 shares of common stock, of which 6,399,535 options were then exercisable.

     Almost all of our outstanding shares of common stock may be sold without substantial restrictions. All of the shares purchased under the warrants and exercisable options are available for sale in the public market, subject in some cases to volume and other limitations. The shares of common stock underlying the Series A preferred stock are not available for public sale until May 2003. Sales in the public market of substantial amounts of our common stock, including sales of common stock issuable upon the exercise of warrants, debentures and options, could depress prevailing market prices for the common stock. Even the perception that sales could occur may impact market prices. The existence of outstanding warrants, debentures and options may prove to be a hindrance to our future equity financings. Further, the holders of the debentures may convert and the holders of the warrants and options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. Such factors could impair our ability to meet our capital needs.

OUR STOCK PRICE MAY BE VOLATILE. The trading price of our common stock is subject to significant fluctuations in response to:

•	changes in analysts’ estimates;

•	our future capital raising activities;

•	announcements of technological innovations by us or our competitors; and

•	general conditions in our industry.

The stock market has been and is subject to price and volume fluctuations that particularly affect the market prices for small capitalization, high technology companies like ourselves.

IF WE ARE UNABLE TO COMPETE SUCCESSFULLY IN THE HIGH-PERFORMANCE COMPUTER MARKET, OUR REVENUE WILL DECLINE. The performance of our products may not be competitive with the computer systems offered by our competitors, and we may not compete successfully over time against new entrants or innovative competitors at the lower end of the market. Periodic announcements by our competitors of new high-performance computer systems and price adjustments may reduce customer demand for our products. Our competitors are established companies that are well known in the high-performance computer market, including IBM, Sun Microsystems, Hewlett-Packard, Silicon Graphics, NEC Corporation (outside of North America), Fujitsu and Hitachi. Each of these competitors has broader product lines and substantially greater research, engineering, manufacturing, marketing and financial resources than we do. We also compete with new entrants capitalizing on developments in parallel processing and increased computer performance through networking and clustering systems. Currently, these products are limited in applicability and scalability and can be difficult to program. A breakthrough in architecture or software technology could make parallel systems more attractive to potential customers. Such a breakthrough would impair our ability to sell our products and reduce our revenue.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY INFORMATION AND RIGHTS ADEQUATELY. We rely on a combination of patent, copyright and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce our proprietary information and rights. We have a number of patents and have additional applications pending. There can be no assurance, however, that patents will be issued from the pending applications or that any issued patents will protect adequately those aspects of our technology to which such patents will relate. Despite our efforts to safeguard and maintain our proprietary rights, we cannot be certain that we will succeed in doing so or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies. Third parties may assert intellectual property claims against us and claims, if proved, could require us to pay substantial damages or redesign our existing products. Even meritless claims would require management attention and would cause us to incur significant expense to defend. The laws of some countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although we continue to implement protective measures and intend to defend our proprietary rights vigorously, these efforts may not be successful.

OUR ABILITY TO BUILD SOME PRODUCTS IS LIMITED BY OUR AGREEMENT WITH SILICON GRAPHICS, WHICH MAY LIMIT OUR ABILITY TO COMPETE WITH SILICON GRAPHICS AND OTHER COMPANIES. The technology agreement through which we acquired and licensed patent, know-how and other intellectual property rights from Silicon Graphics contains restrictions on our ability to develop some products, including specified successors to the T3E system, and restrictions on the use of other technology, such as SGI’s IRIX operating system to the Cray X1.

IT MAY BECOME MORE DIFFICULT TO SELL OUR STOCK IN THE PUBLIC MARKET. Our common stock is listed for quotation on the Nasdaq National Market. To keep our listing on this market, Cray must meet Nasdaq’s listing maintenance standards. If the bid price of our common stock falls below $1.00 for an extended period, or we are unable to continue to meet Nasdaq’s listing maintenance standards for any other reason, our common stock could be delisted from the Nasdaq National Market. If our common stock were delisted, we likely would seek to list the common stock on the Nasdaq SmallCap Market, the American Stock Exchange or on a regional stock exchange. Listing on such other market or exchange could reduce the liquidity for our common stock. If our common stock were not listed on the SmallCap Market or an exchange, trading of our common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or directly through market makers in our common stock. If our common stock were to trade in the over-the-counter market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the common stock. A delisting from the Nasdaq National Market and failure to obtain listing on such other market or exchange would subject our securities to so-called penny stock rules that impose additional sales practice and market-making requirements on broker-dealers who sell or make a market in such securities. Consequently, removal from the Nasdaq National Market and failure to obtain listing on another market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in our common stock and the ability of purchasers of our common stock to sell their securities in the secondary market. In addition, when the market price of our common stock is less than $5.00 per share, we become subject to penny stock rules even if our common stock is still listed on the Nasdaq National Market. While the penny stock rules should not affect the quotation of our common stock on the Nasdaq National Market, these rules may further limit the market liquidity of our common stock and the ability of investors to sell our common stock in the secondary market.

U.S. EXPORT CONTROLS COULD HINDER OUR ABILITY TO MAKE SALES TO FOREIGN CUSTOMERS AND OUR FUTURE PROSPECTS. The U.S. government regulates the export of high-performance computer systems such as our products. Occasionally we have experienced delays in receiving appropriate approvals necessary for certain sales, which has delayed the shipment of our products. Delay or denial in the granting of any required licenses could make it more difficult to make sales to foreign customers, eliminating an important source of potential revenue.

PROVISIONS IN OUR AGREEMENT WITH SILICON GRAPHICS MAKE IT MORE DIFFICULT FOR SPECIFIED COMPANIES TO ACQUIRE US. The terms of our purchase of the assets of Cray Research contain provisions restricting our ability to transfer the assets of Cray Research. Sales of these assets to Hewlett-Packard, Sun Microsystems, IBM, NEC or Gores Technology Group, or their affiliates, are prohibited until the earlier of March 31, 2003, or if Silicon Graphics were sold.

PROVISIONS OF OUR ARTICLES AND BYLAWS COULD MAKE A PROPOSED ACQUISITION THAT IS NOT APPROVED BY OUR BOARD OF DIRECTORS MORE DIFFICULT. Provisions of our restated articles of incorporation and restated bylaws could make it more difficult for a third party to acquire us. These provisions could limit the price that investors might be willing to pay in the future for our common stock. For example, our articles of incorporation and bylaws provide for:

•	a staggered board of directors, so that only two or three of eight directors are elected each year;

•	removal of a director only in limited circumstances and only upon the affirmative vote of not less than two-thirds of the shares entitled to vote to elect directors;

•	the issuance of preferred stock, without shareholder approval, with rights senior to those of the common stock;

•	no cumulative voting of shares;

•	calling a special meeting of the shareholders only upon demand by the holders of not less than 30% of the shares entitled to vote at such a meeting;

•	amendments to our restated articles of incorporation require the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote on the amendment, unless the amendment was approved by a majority of our continuing directors, who are defined as directors who have either served as a director since August 31, 1995 or were nominated to be a director by the continuing directors;

•	special voting requirements for mergers and other business combinations, unless the proposed transaction was approved by a majority of continuing directors;

•	special procedures must be followed to bring matters before our shareholders at our annual shareholders’ meeting; and

•	special procedures must be followed in order for nominating members for election to our board of directors.

WE DO NOT ANTICIPATE DECLARING ANY DIVIDENDS. We have never paid any dividends on our common stock and we intend to continue our policy of retaining any earnings to finance the development and expansion of our business.

Item 7. Financial Statements and Exhibits.

(c)      Exhibits

4.1	Convertible Subordinated Debentures and Warrants Purchase Agreement, dated as of November 6, 2001, between Cray Inc. and the investors. (1)

4.2	Form of 5% Convertible Subordinated Debenture, due November 6, 2004, issued to the investors. (1)

4.3	Amendment No. 1 to the Convertible Subordinated Debentures and Warrants Purchase Agreement and Other Transaction Documents, dated as of November 15, 2001, between Cray Inc. and the investors. (1)

4.4	Amendment No. 2 to the Convertible Subordinated Debentures and Purchase Agreement, dated as of August 29, 2002, between Cray Inc. and the investors.

4.5	Form of Warrants issued in the new financing.

5.1	Opinion of Kenneth W. Johnson, General Counsel, on the legality of the shares and the Warrants issued in the new financing.

10.1	Subscription Agreement between Cray Inc. and the purchasers in the new financing.

23.1	Consent of Kenneth W. Johnson (included as part of opinion filed as Exhibit 5.1)

(1)	Incorporated by reference from the Company’s Current Report on Form 8-K for the event of November 6, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CRAY INC.

By:	/s/ Kenneth W. Johnson

Kenneth W. Johnson General Counsel

September 3, 2002